Exhibit 10.04

SEVERANCE AGREEMENT AMENDMENT

This Amendment (this “Amendment”) is entered into as of the Effective Date by and between Alberto-Culver Company, a Delaware corporation (the “Company”) and William Cernugel (the “Executive”) and shall be deemed to be effective on the date the last party signs this Amendment (the “Effective Date”).

WHEREAS, the Company and the Executive have entered into the Severance Agreement dated as of December 1, 1996, as amended as of May 28, 1999, as further amended as of February 24, 2004, and as further amended as of January 10, 2006 (the “Severance Agreement”), pursuant to which the Executive would be entitled to payments and benefits in the event that the Executive’s employment were terminated under the circumstances set forth in the Severance Agreement following, among other things, the approval by the stockholders of the Company of a transaction that constitutes a Change in Control (as defined in the Severance Agreement);

WHEREAS, the Company and an affiliate of Clayton, Dubilier and Rice, Inc., a Delaware corporation (“CD&R”), may enter into a transaction whereby, among other things, (i) CD&R will acquire approximately 47.5% of the common stock of an entity that will own the Sally/BSG business of the Company (the “Equity Investment”), and (ii) the Consumer Products and Sally/BSG businesses of the Company will be split into two, separate publicly traded companies (the “Separation” and, together with the Equity Investment and the other transactions contemplated thereby, the “Transaction”);

WHEREAS, the Company intends to treat the Transaction as though it constitutes a Change in Control for the purposes of, and as such term is defined under, the Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan and 1994 Restricted Stock Plan and accordingly accelerate the vesting of all options to purchase, and restricted shares of, common stock of the Company issued under such plans, including those held by the Executive;

WHEREAS, in respect of the Company’s Management Incentive Plan and the 1994 Shareholder Value Incentive Plan, the Company intends to treat the Transaction as though it constitutes a Change in Control (as such term is defined therein) for the participants in such plans, including the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Amendment pursuant to which the Company and the Executive agree to amend the Severance Agreement upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1. No Deemed Change in Control. The Executive, on behalf of the Executive and any person claiming through the Executive, and the Company hereby agree that the Transaction, however effected, including any actions taken in respect thereof or in connection therewith, shall not be deemed to constitute a Change in Control for purposes of the Severance Agreement. This Amendment shall not apply or extend to any right the Executive may in the future have to any payments or benefits pursuant to the Severance Agreement by reason of the occurrence of a Change in Control unrelated to the Transaction.

2. Consideration for Amendment. In consideration for entering into this Amendment, the Company and the Executive agree that in the event of the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the period commencing on the Effective Date and ending on the second anniversary of the date of the Separation, the Executive shall be entitled to the payments and benefits set forth on Schedule A hereto.

If the Executive shall be entitled to any payments or benefits pursuant to the Severance Agreement, other than by reason of this Amendment, in connection with a Change in Control unrelated to the Transaction, then the Executive shall not be entitled to any payments or benefits hereunder.

For purposes of this Section 2, the terms Cause and Good Reason shall have the meaning assigned to such terms in the Severance Agreement, provided that (i) the Effective Date (as defined in this Amendment) shall be substituted for the term “Change in Control” each place such term appears in such definitions and (ii) with respect to the definition of Good Reason, clause 5 of Section 1(g) shall be deleted in its entirety.

3. Effective Date; Termination of Agreement. This Amendment shall be effective on the Effective Date. This Amendment shall terminate and be of no further force or effect, except in respect of any benefits then accrued by the Executive hereunder, if and only if (a) the principal agreements related to the Transaction are not signed by the Company and an affiliate of CD&R on or prior to October 31, 2006, or (b) such principal agreements are terminated prior to the consummation of the Transaction.

4. Scope of Agreement. Nothing in this Amendment shall be deemed to entitle the Executive to continued employment with the Company or any of its subsidiaries.

5. Notice of Termination. A written notice of the Executive’s termination of employment during the period described in Section 2 by the Company or the Executive, as the case may be, to the other, shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and (ii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

6. Employment with Affiliates. Employment with the Company shall include, for purposes of this Agreement, employment with any affiliate of the Company, now or hereafter existing.

7. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

8. Miscellaneous. Capitalized terms not defined herein shall have the meanings assigned to them in the Severance Agreement. This Amendment and the Severance Agreement constitute the entire understanding and agreement between the Company and the Executive with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings between the Executive and the Company with respect to such subject matter. The Severance Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company and the Executive has executed this Amendment as of the dates set forth below.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Its:	Senior Vice President, General Counsel and Secretary

Date: June 19, 2006

WILLIAM CERNUGEL

/s/ William Cernugel

Date: June 19, 2006

SCHEDULE A TO

SEVERANCE AGREEMENT AMENDMENT

Lump Sum Payment

Within 30 days following the date of termination of the Executive’s employment with the Company in accordance with Section 2 of the Agreement (the “Date of Termination”), provided that the Company has received a customary release (which release shall extend to all claims against the Company, CD&R and their respective affiliates and agents) signed by the Executive, the Company shall pay to the Executive a lump sum payment equal to 2 times the Executive’s annual base salary at the Date of Termination from the Company and its affiliated companies, plus 2 times the average of the dollar amount of the Executive’s actual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) annual bonus, paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the five fiscal years of the Company (or such portion thereof during which the Executive performed services for the Company if the Executive shall have been employed by the Company for less than such five fiscal year period) immediately preceding the fiscal year in which the Date of Termination occurs.

Benefits

Medical Insurance Continuation. For a period of 18 months commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical insurance with respect to the Executive and his or her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination, provided, however, that the Company’s obligation to continue to provide this benefit shall terminate at such time that the Executive commences employment with another employer and becomes eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage. The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, the Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law.

Executive Outplacement. The Company will pay for and provide to the Executive outplacement services with an outplacement firm of Executive’s choosing, provided that the Company shall not be responsible to pay for such services to the extent such services (i) exceed $12,000 or (ii) are provided more than one year following the Date of Termination.